Filed with the Securities and Exchange Commission on
                                                                                                                                     Securities Act Registration No. 333-

___________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PREMIERWEST BANCORP (Exact name of registrant as specified in its charter)

Oregon	93-1282171
(State of incorporation)	(I.R.S. Employer Identification No.)

503 Airport Road, Medford, Oregon	97504
(Address of principal executive offices)	(Zip Code)

2002 PREMIERWEST BANCORP STOCK INCENTIVE PLAN (Full title of the plan)

JOHN L. ANHORN, Chief Executive Officer
503 Airport Road
Medford, Oregon 97504
(541) 618-6003
(Name, address and telephone number
of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Number of	Maximum	Maximum	Amount of
Title of Securities	Shares Being	Offering Price	Aggregate	Registration
Being Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee

Class A Common Stock	1,000,000	$12.48	$12,480,000	$383.14

(1)	The shares of Common Stock represent the number of shares which may be issued pursuant to the 2002 PrremierWest Bancorp Stock Incentive Plan Purchase. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NASDAQ on July 25, 2007 and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART I-

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(Explanatory note)

In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     At the Annual Meeting of Shareholders of PremierWest Bancorp, (the ”Bancorp”) held on May 25, 2007, the shareholders of Bancorp approved an amendment to its 2002 Stock Incentive Plan (“Plan”) increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan by an additional 1,000,000 shares. The purpose of this Registration Statement on Form S-8 is to register an additional 1,000,000 shares of Common Stock issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Bancorp with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     1. Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed March 14, 2007 (SEC File No. 000-50332).

     2. Bancorp’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed May 4, 2007 (SEC File No. 000-50332).

     3. Bancorp’s Form 8-K’s filed March 19, 2007, April 18, 2007, April 30, 2007, May 2, 2007, May 24, 2007, May 30, 2007, May 31, 2007, June 13, 2007, June 20, 2007, and July 19, 2007.

     All other reports filed by Bancorp pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2006 Annual Report; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     A description of the securities registered under this Registration Statement is contained in Bancorp’s Form S-4, as amended, file November 28, 2003 (SEC File No. 333-1102287), and by this reference, incorporated into this Registration Statement.

      For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.      Indemnification of Directors and Officers.

      Under the Oregon Business Corporation Act (the “Act”), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner such person reasonably believed was in the best interest of corporation or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

     The Act further provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

     The Articles of Incorporation of Bancorp provide that Bancorp will indemnify its directors and officers, to the fullest extent permissible under the Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of Bancorp for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with Bancorp, to the fullest extent permitted by law. These provisions do not limit the rights of Bancorp or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 8. Exhibits. See Exhibit Index

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 26th day of July, 2007.

PREMIERWEST BANCORP

By:	/s/ Tom Anderson

Tom Anderson, Chief Financial Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints JAMES A. FORD, JOHN L. ANHORN, RICHARD R. HEIB and TOM ANDERSON, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ John L. Anhorn	Date: July 26, 2007
John L. Anhorn, Chief Executive Officer, Director

By: /s/ Richard R. Heib	Date: July 26, 2007
Richard R. Heib, Chief Operating Officer, Director

By: /s/James A. Ford	Date: July 26, 2007
James A. Ford, President, Director

By: /s/ Thomas R. Becker	Date: July 26, 2007
Thomas R. Becker, Director

By: /s/ John A. Duke	Date: July 26, 2007
John A. Duke, Chairman of the Board

By: /s/ Patrick G. Huycke	Date: July 26, 2007
Patrick G. Huycke, Vice Chairman of the Board

By: /s/ James L. Patterson	Date: July 26, 2007
James L. Patterson, Director

By:	Date: July ___, 2007
Rickar D. Watkins, Director

By: /s/John B. Dickerson	Date: July 26, 2007
John B. Dickerson, Director

By: /s/Brian Pargeter	Date: July 26, 2007
Brian Pargeter, Director

By: /s/ Dennis N. Hoffbuhr	Date: July 26, 2007
Dennis N. Hoffbuhr, Director

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Foster Pepper LLP (included in Exhibit 5.1)

99	2002 Stock Incentive Plan, as amended (Incorporated by reference to Form DEF 14A, filed April 13, 2005, (SEC File No. 000-50332))